Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 21, 2026	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 1, 2026 was $44.4 million, or $0.88 per share ($0.87 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 1, 2026 increased 4.6 percent to $319.8 million from net sales of $305.7 million for the prior year 13-week fiscal quarter ended August 2, 2025. Comparable store net sales for the 13-week fiscal quarter ended August 1, 2026 increased 2.1 percent from comparable store net sales for the prior year 13-week period ended August 2, 2025. Online sales increased 2.3 percent to $44.6 million for the 13-week fiscal quarter ended August 1, 2026, compared to net sales of $43.6 million for the 13-week fiscal quarter ended August 2, 2025.

Net sales for the 26-week fiscal period ended August 1, 2026 increased 5.3 percent to $608.6 million from net sales of $577.9 million for the prior year 26-week fiscal period ended August 2, 2025. Comparable store net sales for the 26-week period ended August 1, 2026 increased 3.5 percent from comparable store net sales for the prior year 26-week period ended August 2, 2025. Online sales increased 2.5 percent to $92.2 million for the 26-week period ended August 1, 2026, compared to net sales of $90.0 million for the 26-week period ended August 2, 2025.

Net income for the second quarter of fiscal 2026 was $44.4 million, or $0.88 per share ($0.87 per share on a diluted basis), compared with net income of $45.0 million, or $0.90 per share ($0.89 per share on a diluted basis) for the second quarter of fiscal 2025.

Net income for the 26-week fiscal period ended August 1, 2026 was $91.3 million, or $1.80 per share ($1.79 per share on a diluted basis), compared with net income of $80.2 million, or $1.60 per share ($1.59 per share on a diluted basis) for the 26-week period ended August 2, 2025.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_RBdzPiI-RaGJ8MZl7H1VRA. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investor-relations/events).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 447 retail stores in 42 states. As of the end of the fiscal quarter, it operated 446 stores in 42 states compared with 440 stores in 42 states at the end of the second quarter of fiscal 2025.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025

SALES, Net of returns and allowances	$319,816	$305,737	$608,551	$577,858

COST OF SALES (Including buying, distribution, and occupancy costs)	166,795	160,728	322,054	305,873

Gross profit	153,021	145,009	286,497	271,985

OPERATING EXPENSES:
Selling	81,231	73,900	136,447	141,099
General and administrative	15,988	14,768	34,795	30,999
	97,219	88,668	171,242	172,098

INCOME FROM OPERATIONS	55,802	56,341	115,255	99,887

OTHER INCOME, Net	3,019	3,270	5,662	6,337

INCOME BEFORE INCOME TAXES	58,821	59,611	120,917	106,224

INCOME TAX EXPENSE	14,411	14,605	29,625	26,025

NET INCOME	$44,410	$45,006	$91,292	$80,199

EARNINGS PER SHARE:
Basic	$0.88	$0.90	$1.80	$1.60

Diluted	$0.87	$0.89	$1.79	$1.59

Basic weighted average shares	50,619	50,199	50,619	50,199
Diluted weighted average shares	51,007	50,627	51,001	50,584

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 1, 2026	January 31, 2026 (1)	August 2, 2025

CURRENT ASSETS:
Cash and cash equivalents	$264,778	$249,461	$297,811
Short-term investments	22,402	24,698	22,118
Receivables	9,936	10,980	7,704
Inventory	161,403	139,504	142,486
Prepaid expenses and other assets	23,727	23,235	23,183
Total current assets	482,246	447,878	493,302

PROPERTY AND EQUIPMENT	558,982	523,002	527,716
Less accumulated depreciation and amortization	(367,241)	(360,556)	(368,933)
	191,741	162,446	158,783

OPERATING LEASE RIGHT-OF-USE ASSETS	373,937	339,687	334,703
LONG-TERM INVESTMENTS	35,729	32,393	29,630
OTHER ASSETS	11,054	8,875	12,214

Total assets	$1,094,707	$991,279	$1,028,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$73,198	$47,749	$72,630
Accrued employee compensation	33,010	54,960	30,030
Accrued store operating expenses	29,957	20,072	28,087
Gift certificates redeemable	13,512	17,237	13,582
Current portion of operating lease liabilities	81,814	85,877	82,489
Income taxes payable	—	10,810	2,736
Total current liabilities	231,491	236,705	229,554

DEFERRED COMPENSATION	34,697	31,994	29,630
NON-CURRENT OPERATING LEASE LIABILITIES	339,567	297,937	293,293
Total liabilities	605,755	566,636	552,477

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 51,515,996 shares at August 1, 2026, 51,156,626 shares at January 31, 2026, and 51,156,626 shares at August 2, 2025	515	512	512
Additional paid-in capital	231,074	221,998	213,775
Retained earnings	257,363	202,133	261,868
Total stockholders’ equity	488,952	424,643	476,155

Total liabilities and stockholders’ equity	$1,094,707	$991,279	$1,028,632

(1) Derived from audited financial statements.